Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2021 RESULTS
BOARD OF DIRECTORS AUTHORIZES $1.0 BILLION STOCK REPURCHASE PROGRAM
Fourth quarter revenue increased 23% to $2.1 billion
Comparable sales increased 22%
Diluted EPS of $3.36, Adjusted EPS of $3.37

Vancouver, British Columbia - March 29, 2022 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended January 30, 2022.
Calvin McDonald, Chief Executive Officer, stated: "2021 was another successful year for lululemon, which speaks to the enduring strength of our brand and our ability to deliver sustained growth across the business. We are proud that we passed the $6 billion in annual revenue milestone for the first time, and successfully achieved our Power of Three growth target ahead of schedule. This was especially impressive given the challenging macro backdrop. We are entering the new year from a position of strength, which we’ll build upon to continue delivering for our guests and shareholders in the years to come."
We refer to the fiscal year ended January 30, 2022 as "2021", the fiscal year ended January 31, 2021 as "2020", and the fiscal year ended February 2, 2020 as 2019. The adjusted non-GAAP financial measures below exclude certain costs incurred in connection with the acquisition of MIRROR, and the related tax effects.
For the fourth quarter of 2021, compared to the fourth quarter of 2020:
•Net revenue increased 23% to $2.1 billion. On a constant dollar basis, net revenue increased 23%.
–Net revenue increased 21% in North America and increased 35% internationally.
•Total comparable sales increased 22%.
–Comparable store sales increased 32%.
–Direct to consumer net revenue increased 17%, or increased 16% on a constant dollar basis.
•Direct to consumer net revenue represented 49% of total net revenue compared to 52% for the fourth quarter of 2020.
•Gross profit increased 22% to $1.2 billion, and gross margin decreased 50 basis points to 58.1%.
•Income from operations increased 29% to $590.6 million. Adjusted income from operations increased 27% to $592.0 million.
•Operating margin increased 120 basis points to 27.7%. Adjusted operating margin increased 90 basis points to 27.8%.
•Income tax expense increased 23% to $156.2 million. The effective tax rate for the fourth quarter of 2021 was 26.4% compared to 27.8% for the fourth quarter of 2020. The adjusted effective tax rate was 26.4% for the fourth quarter of 2021 compared to 27.4% for the fourth quarter of 2020.
•Diluted earnings per share were $3.36 compared to $2.52 in the fourth quarter of 2020. Adjusted diluted earnings per share for the fourth quarter of 2021 were $3.37 compared to $2.58 in the fourth quarter of 2020.
•The Company opened 22 net new company-operated stores during the quarter, ending with 574 stores.
For 2021 compared to 2020:
•Net revenue increased 42% to $6.3 billion. On a constant dollar basis, net revenue increased 40%.
–Direct to consumer net revenue increased 22%, and increased 20% on a constant dollar basis.
–Company operated store net revenue increased 70%.
–Net revenue increased 40% in North America and increased 53% internationally.
•Direct to consumer net revenue represented 44% of total net revenue compared to 52% for 2020.
•Gross profit increased 46% to $3.6 billion, and gross margin increased 170 basis points to 57.7%.

•Income from operations increased 63% to $1.3 billion. Adjusted income from operations increased 62% to $1.4 billion.
•Operating margin increased 270 basis points to 21.3%. Adjusted operating margin increased 270 basis points to 22.0%.
•Income tax expense increased 56% to $358.5 million. The effective tax rate was 26.9% and 28.1% for 2021 and 2020, respectively. The adjusted effective tax rate was 26.2% for 2021 compared to 27.5% for 2020.
•Diluted earnings per share were $7.49 compared to $4.50 in 2020. Adjusted diluted earnings per share were $7.79 in 2021 compared to $4.70 in 2020.
•The Company opened 53 net new company-operated stores during the year, ending with 574 stores.
For the fourth quarter of 2021, compared to the fourth quarter of 2019:
•Net revenue increased by $731.6 million, or 52%, representing a two-year compound annual growth rate of 23%.
•Gross margin increased 10 basis points.
•Operating margin decreased 210 basis points. Adjusted operating margin decreased 200 basis points.
•Diluted earnings per share were $3.36 compared to $2.28 in the fourth quarter of 2019. Adjusted diluted earnings per share were $3.37 in the fourth quarter of 2021.
For 2021 compared to 2019:
•Net revenue increased by $2.3 billion, or 57%, representing a two-year compound annual growth rate of 25%.
•Gross margin increased 180 basis points.
•Operating margin decreased 100 basis points. Adjusted operating margin decreased 30 basis points.
•Diluted earnings per share were $7.49 compared to $4.93 in 2019. Adjusted diluted earnings per share were $7.79 in 2021.
Meghan Frank, Chief Financial Officer, stated: "Our results were driven by consistently strong performance across our products, channels, and regions. In addition, for both the fourth quarter and full year, we delivered revenue growth above our Power of Three goals, despite the continued impact of COVID-19 and global supply chain issues. We are pleased to see our momentum continue at the start of 2022 and are optimistic about our performance for the year ahead."
Stock repurchase program
During 2021 the Company repurchased 2.2 million shares of its own common stock at an average price of $369.16 per share for a total cost of $812.6 million.
As at January 30, 2022 the Company had $187.5 million of authorization remaining on its stock repurchase program. During the first quarter of fiscal 2022, the Company completed the remaining stock repurchases under this program.
On March 23, 2022, the board of directors approved a new stock repurchase program for up to $1.0 billion of the Company's common shares.
Balance sheet highlights
The Company ended 2021 with $1.3 billion in cash and cash equivalents compared to $1.2 billion at the end of 2020. It had $397.0 million of capacity under its committed revolving credit facility at the end of 2021.
Inventories at the end of 2021 increased by 49% to $966.5 million compared to $647.2 million at the end of 2020. On a number of units basis, inventory increased 33%.
Fiscal 2022 Outlook
For the first quarter of fiscal 2022, we expect net revenue to be in the range of $1.525 billion to $1.550 billion, representing growth of 24% to 26%. Diluted earnings per share are expected to be in the range of $1.38 to $1.43 for the quarter.

For fiscal 2022, we expect net revenue to be in the range of $7.490 billion to $7.615 billion, representing growth of 20% to 22%. Diluted earnings per share are expected to be in the range of $9.15 to $9.35 for the year.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and does not incorporate future unknown impacts, including from the spread of COVID-19. While most of the Company's retail locations are currently open; further resurgences in COVID-19, including from variants, could cause additional restrictions, including temporarily closing all or some of our retail locations again, result in lower consumer demand, and cause further disruption in our supply chain. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss 2021 results is scheduled for today, March 29, 2022, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Comparable Store Sales and Total Comparable Sales
The Company believes that investors would typically find comparable store sales and total comparable sales useful in assessing the performance of its business. As the temporary store closures from COVID-19 have resulted in a significant number of stores being removed from its comparable store base during the first two quarters of 2020, the Company believes total comparable sales and comparable store sales on a full year basis are not currently representative of the underlying trends of its business. The Company does not believe these metrics are currently useful to investors in understanding performance, therefore it has not included these metrics for the full fiscal year in this press release.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
Adjusted income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude items related to the MIRROR acquisition. We exclude transaction, integration costs, the gain on lululemon's previous investment in MIRROR, certain acquisition-related compensation costs, and the related income tax effects of these items. The acquisition-related compensation costs include accelerated expenses related to the transition of the former MIRROR Chief Executive Officer to an advisory role. We believe these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in our operating performance, and enable a more consistent comparison to our historical financial information. Further, due to the finite and discrete nature of these costs, we do not consider them to be normal operating expenses that are necessary to operate the MIRROR business and we do not expect them to recur beyond the expiry of the related vesting periods. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; the current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; the acceptability of its products to guests; its ability to accurately forecast guest demand for its products; changes in consumer shopping preferences and shifts in distribution channels; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to realize the potential benefits and synergies sought with the acquisition of MIRROR; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on and limited control over third-party suppliers to provide fabrics for and to produce its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions and global events such as health pandemics; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Fourth Quarter			Fiscal Year
	2021	2020	2019	2021	2020	2019
Net revenue	$2,129,113	$1,729,550	$1,397,491	$6,256,617	$4,401,879	$3,979,296
Costs of goods sold	892,941	716,816	586,665	2,648,052	1,937,888	1,755,910
Gross profit	1,236,172	1,012,734	810,825	3,608,565	2,463,991	2,223,386
As a percent of net revenue	58.1%	58.6%	58.0%	57.7%	56.0%	55.9%
Selling, general and administrative expenses	641,959	544,831	394,316	2,225,034	1,609,003	1,334,247
As a percent of net revenue	30.2%	31.5%	28.2%	35.6%	36.6%	33.5%
Amortization of intangible assets	2,197	2,195	23	8,782	5,160	29
Acquisition-related expenses	1,460	7,802	—	41,394	29,842	—
Income from operations	590,556	457,905	416,487	1,333,355	819,986	889,110
As a percent of net revenue	27.7%	26.5%	29.8%	21.3%	18.6%	22.3%
Other income (expense), net	176	(886)	2,129	514	(636)	8,283
Income before income tax expense	590,732	457,018	418,616	1,333,869	819,350	897,393
Income tax expense	156,228	127,181	120,595	358,547	230,437	251,797
Net income	$434,504	$329,837	$298,021	$975,322	$588,913	$645,596

Basic earnings per share	$3.37	$2.53	$2.29	$7.52	$4.52	$4.95
Diluted earnings per share	$3.36	$2.52	$2.28	$7.49	$4.50	$4.93
Basic weighted-average shares outstanding	129,015	130,340	130,311	129,768	130,289	130,393
Diluted weighted-average shares outstanding	129,508	130,956	130,896	130,295	130,871	130,955

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	January 30, 2022	January 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$1,259,871	$1,150,517
Inventories	966,481	647,230
Prepaid and receivable income taxes	118,928	139,126
Other current assets	269,573	187,506
Total current assets	2,614,853	2,124,379
Property and equipment, net	927,710	745,687
Right-of-use lease assets	803,543	734,835
Goodwill and intangible assets, net	458,179	466,957
Deferred income taxes and other non-current assets	138,193	113,357
Total assets	$4,942,478	$4,185,215
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$289,728	$172,246
Accrued liabilities and other	330,800	226,867
Accrued compensation and related expenses	204,921	130,171
Current lease liabilities	188,996	166,091
Current income taxes payable	133,852	8,357
Unredeemed gift card liability	208,195	155,848
Other current liabilities	48,842	23,598
Total current liabilities	1,405,334	883,178
Non-current lease liabilities	692,056	632,590
Non-current income taxes payable	38,074	43,150
Deferred income tax liability	53,352	58,755
Other non-current liabilities	13,616	8,976
Stockholders' equity	2,740,046	2,558,566
Total liabilities and stockholders' equity	$4,942,478	$4,185,215

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year
	2021	2020
Cash flows from operating activities
Net income	$975,322	$588,913
Adjustments to reconcile net income to net cash provided by operating activities	413,786	214,423
Net cash provided by operating activities	1,389,108	803,336
Net cash used in investing activities	(427,891)	(695,532)
Net cash used in financing activities	(844,987)	(80,788)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(6,876)	29,996
Increase in cash and cash equivalents	109,354	57,012
Cash and cash equivalents, beginning of year	$1,150,517	$1,093,505
Cash and cash equivalents, end of year	$1,259,871	$1,150,517

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue.
The below changes show the change for the fourth quarter of 2021 compared to fourth quarter of 2020.

	Net Revenue	Total Comparable Sales(1),(2)	Comparable Store Sales(2)	Direct to Consumer Net Revenue
Change	23%	22%	32%	17%
Adjustments due to foreign currency exchange rate changes	—	—	—%	(1)
Change in constant dollars	23%	22%	32%	16%
__________
(1) Total comparable sales includes comparable store sales and direct to consumer net revenue.
(2) Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed.

The below changes show the change for 2021 compared to 2020.

	Net Revenue	Direct to Consumer Net Revenue
Change	42%	22%
Adjustments due to foreign currency exchange rate changes	(2)	(2)
Change in constant dollars	40%	20%

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the acquisition of MIRROR, including accelerated expenses related to the transition of the former MIRROR Chief Executive Officer to an advisory role, and its related tax effects. Please refer to Note 6. Acquisition included in Item 8 of Part II of our Report on Form 10-K to be filed with the SEC on or about March 29, 2022 for further information on these adjustments.

	Fourth Quarter 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$590,556	27.7%	$156,228	26.4%	$434,504	$3.36
Transaction and integration costs	1,130	0.1			1,130	0.01
Acquisition-related compensation	330	—			330	—
Tax effect of the above			—	—	—	—
Adjusted results (non-GAAP)	$592,016	27.8%	$156,228	26.4%	$435,964	$3.37

	Fiscal 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$1,333,355	21.3%	$358,547	26.9%	$975,322	$7.49
Transaction and integration costs	2,989	—			2,989	0.02
Acquisition-related compensation	38,405	0.7			38,405	0.29
Tax effect of the above			1,417	(0.7)	(1,417)	(0.01)
Adjusted results (non-GAAP)	$1,374,749	22.0%	$359,964	26.2%	$1,015,299	$7.79

	Fourth Quarter 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$457,905	26.5%	$127,181	27.8%	$329,837	$2.52
Transaction and integration costs	285	—			285	—
Acquisition-related compensation	7,517	0.4			7,517	0.06
Tax effect of the above			270	(0.4)	(270)	—
Adjusted results (non-GAAP)	$465,707	26.9%	$127,451	27.4%	$337,369	$2.58

	Fiscal 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$819,986	18.6%	$230,437	28.1%	$588,913	$4.50
Transaction and integration costs	10,548	0.2			10,548	0.08
Gain on existing investment	(782)	—			(782)	(0.01)
Acquisition-related compensation	20,076	0.5			20,076	0.15
Tax effect of the above			3,133	(0.6)	(3,133)	(0.02)
Adjusted results (non-GAAP)	$849,828	19.3%	$233,570	27.5%	$615,622	$4.70

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
First Quarter	521	3	1	523
Second Quarter	523	11	—	534
Third Quarter	534	19	1	552
Fourth Quarter	552	23	1	574

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
First Quarter	1,858	12	8	1,862
Second Quarter	1,862	43	—	1,905
Third Quarter	1,905	99	2	2,002
Fourth Quarter	2,002	126	3	2,125
__________
(1) Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2) Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.